Exhibit 99

Contact:	Julie H. Craven
507-437-5345
media@hormel.com

Hormel Foods closes acquisition of U.S. Skippy® peanut butter business

AUSTIN, Minn., (January 31, 2013) – Hormel Foods Corporation (NYSE: HRL) today announced the closing of its acquisition of the United States based Skippy® peanut butter business from Unilever United States Inc., of Englewood Cliffs, N.J.  This closing includes the Little Rock, Ark., manufacturing facility and all sales worldwide, except sales in China. Hormel Foods expects to close the acquisition of the China based Skippy® peanut butter business by the end of its fiscal year 2013.

Total annual sales for the Skippy® peanut butter business are expected to be approximately $370 million, with nearly $100 million of those sales outside the United States. The purchase price is approximately $700 million.

The Skippy® peanut butter domestic line consists of 11 varieties of shelf-stable peanut butter products. The brand, first introduced in 1932, holds the No. 2 share in this growing center-of-the-store category and is the leading brand in the faster growing subcategory of natural peanut butter. Peanut butter is a $2 billion category with a 74 percent household penetration and is the second most popular sandwich behind ham in the United States.

Internationally, Skippy® peanut butter is the leading brand in China and is sold in more than 30 other countries on five continents.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2012, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fourth year in a row. Hormel Foods debuted on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the transaction.  Please refer to the cautionary comments regarding Forward-Looking Statements and Risk Factors that appear on pages 27-30 in the company’s 2012 annual report, which can be accessed at http://www.hormelfoods.com under “Investors-Annual Reports” for other factors that could affect our business.